                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to
     sec.240.14a-11(c) or sec.240.14a-12

                     Rochester & Pittsburgh Coal Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                     Rochester & Pittsburgh Coal Company
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                      ROCHESTER & PITTSBURGH COAL COMPANY

                          INDIANA, PENNSYLVANIA 15701

                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON TUESDAY, MAY 2, 1995

                      ------------------------------------

To the Shareholders of
     ROCHESTER & PITTSBURGH COAL COMPANY:

     The Annual Meeting of Shareholders of Rochester & Pittsburgh Coal Company (the "Company") will be held at the principal office of the Company, 655 Church Street, Indiana, Pennsylvania, on Tuesday, May 2, 1995, at 2:00 o'clock in the afternoon, local time, for the following purposes:

          1. To elect four Class B Directors of the Company to hold office for a three-year term and until their respective successors shall have been duly elected.

          2. To consider and act upon the selection of Ernst & Young LLP, independent public accountants, as the Company's auditors for the year ending December 31, 1995.

          3. To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

     Shareholders of record at the close of business on March 3, 1995, are entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report for its fiscal year ended December 31, 1994, is being mailed to shareholders with this Notice.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED.

                                            By Order of the Board of Directors,

                                                  PETER ISELIN, Secretary

April 3, 1995

                      ROCHESTER & PITTSBURGH COAL COMPANY
                          INDIANA, PENNSYLVANIA 15701

                                PROXY STATEMENT

     This Proxy Statement and the form of Proxy enclosed herewith are furnished in connection with the solicitation of proxies by the Board of Directors of Rochester & Pittsburgh Coal Company (hereinafter called the "Company") to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 2, 1995, and at any adjournment, postponement or continuation thereof, at the Company's principal executive office at 655 Church Street, Indiana, Pennsylvania 15701.

     The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to holders of Common Stock is April 3, 1995.

     Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the directions made thereon by the shareholders. Any proxy not directing to the contrary will be voted FOR the election of the nominees for Director named below, and FOR selection of Ernst & Young LLP, independent public accountants, as the Company's auditors for the year ending December 31, 1995. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof, but such revocation shall not be effective until written notice thereof has been given to the Secretary of the Company. A proxy may also be revoked by furnishing a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company personally or by telephone or telegram by the Company's regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will also reimburse brokers or persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

     Only holders of Common Stock of record as of the close of business on March 3, 1995, are entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights exist with respect to the election of directors. Thus, each shareholder has the right, in person or by proxy, to multiply the number of votes to which he is entitled by the number of directors in the class to be elected, and to cast the whole number of such votes for one candidate or to distribute them among two or more candidates in such class. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among nominees as they consider advisable. On all other matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote. As of March 3, 1995, 3,439,275 shares of Common Stock of the Company were outstanding.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth, as of March 3, 1995, the amount and percentage of the Company's outstanding Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group.

                                                                             PERCENT OF
              NAME OF INDIVIDUAL                        SHARES               OUTSTANDING
             OR IDENTITY OF GROUP                BENEFICIALLY OWNED(1)     COMMON STOCK(2)
        ------------------------------          -----------------------    ---------------
        5% HOLDERS:
        Peter Iselin                )
        40 Wall Street              )
        New York, New York 10005    )
                                    )
        Emilie I. Wiggin            )
        106 Pear Tree Point Road    )    ......   1,749,665 shares(3)(4)          50.8%
        Darien, Connecticut 06820   )

        O'Donnell Iselin II         )
        40 Wall Street              )
        New York, New York 10005    )

        DIRECTORS:
        David H. Davis........................        2,863
        Thomas W. Garges, Jr. ................        4,231
        L. Blaine Grube.......................        8,142
        Thomas M. Hyndman, Jr. ...............        1,260
        Columbus O'D. Iselin, Jr. ............       14,908
        William G. Kegel......................        3,482
        John L. Schroder, Jr..................        1,497
        Norman S. Smith.......................           68
        Gordon B. Whelpley, Jr................       21,796

        EXECUTIVE OFFICERS:
        W. Joseph Engler, Jr..................         3,200
        George M. Evans.......................           812
        A. W. Petzold.........................           250
        Thomas M. Majcher.....................           250

        All directors and
        executive officers
        as a group (15 persons)...............     1,796,472                      52.2%

---------------
     (1) Information furnished by each individual. Includes shares that are owned jointly, in whole or in part, with the individual's spouse, or individually by his or her spouse.

     (2) Less than 1% unless otherwise indicated.

     (3) Under the rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be the beneficial owner of securities if he has, or shares, "voting power" (which includes the power to vote, or to direct the voting of, such securities) or "investment power" (which includes the power to dispose, or to direct the disposition, of such securities). Under these rules, more than one person may be deemed the beneficial owner of the same securities. The information set forth in the above table includes all shares of Common

Stock of the Company over which Peter Iselin, Emilie I. Wiggin, and O'Donnell Iselin II, individually or together share voting power or investment power, adjusted, however, to eliminate reporting of shares more than once in order not to overstate the aggregate beneficial ownership of such persons.

     (4) Under the rules of the SEC, the maximum beneficial ownership of the Company's Common Stock which Peter Iselin, Emilie I. Wiggin, and O'Donnell Iselin II, individually could be deemed to have is 1,713,161 shares (49.8%), 1,646,633 shares (47.8%), and 909,050 shares (26.4%), respectively.

                             SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers, directors, and persons who own more than 10% of a class of the Company's equity securities registered under the Exchange Act, to file reports of their ownership of such securities as well as monthly statements of any changes in such ownership with the SEC and the Company. Based solely on its review of the copies of the Section 16(a) reports received by it, and written representations from the Company's officers, directors, and greater than 10% shareholders, the Company believes that during 1994 all filing requirements applicable to its officers, directors, and greater than 10% shareholders were met.

                DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTOR

     Four Class B Directors of the Company are to be elected at the Annual Meeting, each to serve for a term of three years and until his or her respective successor has been duly elected. Unless otherwise instructed, the proxies solicited by the Board of Directors will be voted for the four nominees named below, all of whom are currently Directors of the Company. If events not now known or anticipated make any of the nominees unwilling or unable to serve, the proxies will be voted for a substitute nominee or nominees designated by the Board of Directors. Any vacancy occurring on the Board of Directors for any reason may be filled for the remainder of the unexpired term by a majority of the Directors then in office. Shares held by brokers or nominees as to which instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, will be treated as not present and not entitled to vote for nominees for election as Director. Abstentions from voting on election of Directors will have no effect since they will not represent votes cast for the purpose of electing directors. The four nominees for Director receiving the highest number of votes from the shareholders voting shall be elected.

     The names of the nominees for Class B Directors, all of whom are presently Directors, and certain information regarding them are:

                               CLASS B DIRECTORS

                                                                                               YEAR
                                                                                               TERM
                                                                                    DIRECTOR   WILL
             NAME                AGE               PRINCIPAL OCCUPATION              SINCE    EXPIRE
-------------------------------  ---    ------------------------------------------  --------  ------
Columbus O'D. Iselin,
  Jr.(1)(4)....................  63     Independent Consultant -- Aerospace and       1967     1998*
                                        Defense since 1987; Vice President --
                                        International Market Development, Sikorsky
                                        Aircraft (1986-1987), Vice President --
                                        Europe/Mid East, Sikorsky Division, United
                                        Technologies Corporation (1983-1986)
David H. Davis(1)(4)...........  83     Coal Consultant; Retired Division             1976     1998*
                                        President (1962-1971), Corporate Vice
                                        President (1964-1975), Consolidation Coal
                                        Company
John L. Schroder, Jr.(1).......  76     Retired; Dean, College of Mineral and         1983     1998*
                                        Energy Resources, West Virginia University
                                        (1984-1991); Assistant to Group Vice
                                        President -- Resource Development, U.S.
                                        Steel Corporation (1983);
                                        President -- U.S. Steel Mining Co., Inc.
                                        (1981-1983)
Thomas W. Garges, Jr.(3).......  55     President and Chief Executive Officer of      1988     1998*
                                        the Company since October 1988; Executive
                                        Vice President and Chief Operating Officer
                                        of the Company (May-October 1988); Senior
                                        Vice President -- Operations, Elk River
                                        Resources, Inc., (1986-1988)

---------------

* If elected at the meeting

     The names of the Class A and Class C Directors who will continue in office after the Annual Meeting until the expiration of their respective terms and certain information regarding them are:

                               CLASS A DIRECTORS

                                                                                               YEAR
                                                                                               TERM
                                                                                    DIRECTOR   WILL
             NAME                AGE               PRINCIPAL OCCUPATION              SINCE    EXPIRE
-------------------------------  ---    ------------------------------------------  --------  ------
L. Blaine Grube(3)(4)..........  78     Retired; Vice President and Treasurer of      1986     1997
                                        the Company (1976-1986)
Peter Iselin(1)(2).............  74     Vice President-Finance and Secretary of       1954     1997
                                        the Company since 1965
William G. Kegel(1)(3).........  73     Chairman of the Board of the Company;         1973     1997
                                        Retired President and Chief Executive
                                        Officer of the Company (1979-1988)
Gordon B. Whelpley,
  Jr.(2)(4)....................  41     Project Manager since 1986 -- Louis E. Lee    1987     1997
                                        Co. Builders, Commercial and Residential
                                        Contractors; Independent Consultant -- Oil
                                        and Gas (1985-1986)

                               CLASS C DIRECTORS

                                                                                               YEAR
                                                                                               TERM
                                                                                    DIRECTOR   WILL
             NAME                AGE               PRINCIPAL OCCUPATION              SINCE    EXPIRE
-------------------------------  ---    ------------------------------------------  --------  ------
Thomas M. Hyndman,
  Jr.(1)(3)(4).................  70     Of Counsel since 1993, Partner                1972     1996
                                        (1957-1992), Duane, Morris & Heckscher,
                                        Attorneys at Law(5)
Norman S. Smith(4).............  63     Professor Emeritus of Mining Engineering,     1979     1996
                                        Professor of Mining Engineering
                                        (1992-1994), Associate Professor of Mining
                                        Engineering (1979-1992), University of
                                        Missouri-Rolla
O'Donnell Iselin II(1)(2)(4)...  41     Manager, Finance Staff, Hughes Aircraft       1983     1996
                                        Company since 1989; Financial Consultant
                                        (1988), Vice President -- Finance and
                                        Administration (1986-1988), Dynamic Disk,
                                        Inc.

---------------
     (1) Member, Compensation Committee. The Compensation Committee, composed of seven directors, administers the Company's Key Executives Incentive Compensation Plan (the "Incentive Plan"), recommending certain executives for participation in such plan and bonuses to be paid pursuant thereto, and considers and recommends compensation arrangements with executive personnel. See "Compensation Committee Interlocks and Insider Participation". During 1994, the Compensation Committee met three times.

     (2) Mr. Peter Iselin is the father of Mr. O'Donnell Iselin II, and the uncle of Mr. Gordon B. Whelpley, Jr. Mr. O'Donnell Iselin II and Mr. Gordon B. Whelpley, Jr. are cousins.

     (3) Mr. Garges is a Director and Messrs. Grube and Kegel are Directors Emeriti of S&T Bancorp, Inc., Indiana, Pa. Mr. Hyndman is a Director of Penn Engineering & Manufacturing Corp., Danboro, Pa.

     (4) Member, Audit Committee. The Audit Committee, composed of seven directors, recommends the selection of independent auditors, reviews the regular annual audits with them, and performs such other functions related to accounting and auditing as the Audit Committee or the Board of Directors may determine. During 1994, the Audit Committee met twice.

     (5) The law firm to which Mr. Hyndman is Of Counsel rendered legal services to the Company during 1994.

     There is no nominating committee of the Board of Directors. During 1994, the Board of Directors held ten meetings. During 1994, each Director attended not less than 75% of the aggregate number of meetings of the Board of Directors and meetings of all committees on which he served.

                             DIRECTOR COMPENSATION

     The Company's non-employee Directors receive a fee of $1,200 per month. In addition, all of the Company's Directors receive a fee of $500 for each meeting of the Board of Directors and each committee meeting attended.

     Pursuant to the terms of an Employment and Deferred Compensation Agreement, as amended, with Mr. Kegel, effective December 31, 1988, Mr. Kegel retired as an employee of the Company. He continues to serve as a Director, Chairman of the Board, and as an independent consultant to the Company. In 1994, he received remuneration of $25,000 for services to the Company in addition to fees received as a Director of the Company. In addition, in 1994, under terms of the Agreement, as amended, Mr. Kegel was paid, as deferred compensation, an aggregate of $59,801. The Agreement, as amended, provides for aggregate payments of $538,211 in 108 equal consecutive monthly installments which commenced in January 1990, and will continue through December 1998.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the past three years of each of the Company's five most highly compensated executive officers, including the Chief Executive Officer, (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  OTHER
                                               ANNUAL COMPENSATION               ANNUAL      ALL OTHER
                                          -----------------------------         COMPENSA-    COMPENSA-
      NAME AND PRINCIPAL POSITION         YEAR    SALARY($)    BONUS($)          TION($)      TION($)
----------------------------------------  -----   ---------    --------         ---------    ---------
Thomas W. Garges, Jr....................   1994    314,521      54,500 (2)                    7,805(6)
  President and Chief Executive            1993    301,600      94,000 (3)      6,780(5)      7,828(6)
     Officer(1)
                                           1992    295,800     155,000 (4)                    6,829(6)

A. W. Petzold...........................   1994    172,137       5,000 (2)                      750(7)
  Vice President-Operations                1993    165,150      20,000 (3)      3,390(5)        750(7)
                                           1992    161,975      50,000 (4)                      750(7)

George M. Evans.........................   1994    156,773      15,000 (2)                    2,750(8)
  Vice President and Treasurer             1993    150,280      25,000 (3)      3,390(5)      2,750(8)
                                           1992    147,390      50,000 (4)                    1,750(8)

W. Joseph Engler, Jr. ..................   1994    143,708      12,000 (2)                    2,750(8)
  Vice President and General Counsel       1993    137,800      20,000 (3)      3,390(5)      2,750(8)
                                           1992    135,150      50,000 (4)                    1,750(8)

Thomas M. Majcher.......................   1994    142,358      10,000 (2)                      750(7)
  Vice President-Corporate Development     1993    136,500      20,000 (3)      3,390(5)        750(7)
                                           1992    133,875      50,000 (4)                      750(7)

---------------
     (1) Mr. Garges is employed pursuant to the terms of an Employment Agreement. See "Employment Agreements".

     (2) The figure includes a cash bonus of $37,500 and 500 shares of the Company's Common Stock having a value of $17,000 on the date of issue to Mr. Garges. Mr. Garges will be responsible for payment of taxes on the value of the stock award. The figure represents cash bonuses of $15,000 paid to Mr. Evans, $5,000 paid to Mr. Petzold, $12,000 paid to Mr. Engler, and $10,000 paid to Mr. Majcher.

     (3) The figure includes a cash bonus of $75,000 and 500 shares of the Company's Common Stock having a value of $19,000 on the date of issue to Mr. Garges. Mr. Garges will be responsible for payment of taxes on the value of the stock award. The figure represents cash bonuses of $25,000 paid to Mr. Evans and $20,000 paid to each of Messrs. Petzold, Engler, and Majcher.

     (4) The figure includes a cash bonus of $135,000 and 500 shares of the Company's Common Stock having a value of $20,000 on the date of issue to Mr. Garges. The figure includes cash bonuses of $40,000 and

250 shares of the Company's Common Stock having a value of $10,000 on the date of issue to each of Messrs. Petzold, Evans, Engler, and Majcher. Amounts reimbursed by the Company during 1993 for payment of taxes on the value of the stock awards are reported in the column "Other Annual Compensation" in the above table.

     (5) The figure represents payment of taxes by the Company in 1993 on the value of stock awards issued as 1992 bonuses. See Note (4) above.

     (6) The 1994 figure includes the Company's $750 contribution to the Rochester & Pittsburgh Coal Company 401(k) Savings and Retirement Plan (the "401(k) Plan"), $564 in insurance premiums paid by the Company for additional insurance on Mr. Garges's life (See "Employment Agreements"), and $6,491 in Directors' fees paid by the Company and certain of its subsidiaries. The 1993 figure includes the Company's $750 contribution to the 401(k) Plan, $564 in insurance premiums paid by the Company for additional insurance on Mr. Garges's life (See "Employment Agreements"), and $6,514 in Directors' fees paid by the Company and certain of its subsidiaries. The 1992 figure includes the Company's $750 contribution to the 401(k) Plan, $564 in insurance premiums paid by the Company for additional insurance on Mr. Garges's life (See "Employment Agreements"), and $5,515 in Directors' fees paid by the Company and certain of its subsidiaries.

     (7) The figure represents the Company's contribution to the 401(k) Plan.

     (8) The 1994 figure includes the Company's $750 contribution to the 401(k) Plan and $2,000 in Directors' fees paid by two of the Company's subsidiaries. The 1993 figure includes the Company's $750 contribution to the 401(k) Plan and $2,000 in Directors' fees paid by two of the Company's subsidiaries. The 1992 figure includes the Company's $750 contribution to the 401(k) Plan and $1,000 in Directors' fees paid by one of the Company's subsidiaries.
                              -------------------

                             EMPLOYMENT AGREEMENTS

     In 1988, the Company entered into an Employment Agreement with Mr. Garges pursuant to which the Company agreed to employ him commencing May 2, 1988, for a term of four years. Under said Agreement, he was paid an annual base salary of not less than $225,000, plus such additional compensation as was determined from time to time by the Board of Directors. In the event that Mr. Garges's employment continued for such period of time as would have entitled him to receive a pension under the Company's pension plan (the "Pension Plan"), the Company was to pay to Mr. Garges, or his spouse, in addition to any amount due under the Pension Plan, an amount equal to the monthly benefit received by Mr. Garges or his spouse pursuant to the Pension Plan. In addition to life insurance under the Company's existing benefit program, under said Agreement the Company paid the premium cost of life insurance on Mr. Garges's life (payable to such beneficiaries as he may have designated) in such amount as was necessary to bring the total face amount of insurance on Mr. Garges's life paid for by the Company to $500,000.

     A new Employment Agreement (the "1992 Agreement") was entered into by the Company and Mr. Garges effective as of May 1, 1992. Under the 1992 Agreement, Mr. Garges is employed for a period of three years and, until notice of termination is given by either party, Mr. Garges's employment is extended each day for one additional day so that at all times his term of employment is for a period of three years. Under the 1992 Agreement, Mr. Garges is to be paid an annual base salary of not less than $300,000, plus such additional compensation as may be determined from time to time by the Board of Directors, in its sole discretion.

     Under the 1992 Agreement, in the event that Mr. Garges's employment continues for such period of time as will entitle him to receive a pension under the Company's Pension Plan, the Company will pay to Mr. Garges or his spouse, upon the commencement of the payment of the pension benefits under the Pension Plan, a monthly supplement consisting of the sum of (i) an amount equal to the monthly pension benefit Mr. Garges or his spouse would have received pursuant to the Pension Plan, without regard to certain limitations imposed by the Internal Revenue Code of 1986 (the "Code"), and (ii) the difference between the monthly pension benefits actually paid to Mr. Garges or his spouse under the Pension Plan and the monthly pension benefit which would have been payable to Mr. Garges or his spouse under the Pension Plan without application of said limitations. The supplemental pension payments will terminate at the earlier of (i) the expiration of ten years from the date of the first monthly supplemental pension payment or (ii) the termination of pension payments under the Pension Plan to Mr. Garges, his spouse or the survivor of them, if applicable. Should Mr. Garges die prior to July 22, 2001, and his spouse becomes eligible to receive pension benefits under the Pension Plan, no monthly supplement shall be paid to her. In addition to life insurance under the Company's existing benefit program, under the 1992 Agreement, the Company has agreed to pay the premium cost of life insurance on Mr. Garges's life (payable to such beneficiaries as he may designate) in such amount as is necessary to bring the total face amount of insurance on Mr. Garges's life paid for by the Company to $1,200,000. Upon Mr. Garges reaching age 62, the face amount of life insurance shall be reduced to $500,000.

                                  PENSION PLAN

     Under the Company's Pension Plan covering officers and other management employees, annual benefits are payable monthly upon retirement. Such benefits are, in general, based upon an employee's (i) average monthly earnings during the five highest four calendar quarter periods out of the last ten four calendar quarter periods of management service prior to retirement and (ii) length of management service, with a maximum of 35 years. Pension benefits are subject to a deduction for 50% of Social Security benefits. The full cost of such pension program is paid by the Company. There is no requirement that employees retire at a designated age. With some exceptions, benefits are payable on a reduced basis upon retirement between the ages of 55 and 62.

     The amounts shown in the following table, before a deduction for 50% of Social Security benefits, are those payable in the event of retirement at age 65 in 1995:

   AVERAGE ANNUAL EARNINGS                      ANNUAL BENEFITS UPON RETIREMENT
   DURING THE HIGHEST FIVE                      WITH YEARS OF SERVICE INDICATED
      OF THE FINAL TEN            -----------------------------------------------------------
FOUR CALENDAR QUARTER PERIODS       10
    OF MANAGEMENT SERVICE          YEARS      20 YEARS     25 YEARS     30 YEARS     35 YEARS
-----------------------------     -------     --------     --------     --------     --------
          $ 150,000               $26,250     $ 52,500     $ 65,625     $ 78,750     $ 91,875
            200,000                35,000       70,000       87,500      105,000      122,500
            250,000                43,750       87,500      109,375      131,250      153,125
            300,000                52,500      105,000      131,250      157,500      183,750
            350,000                61,250      122,500      153,125      183,750      214,375
            400,000                70,000      140,000      175,000      210,000      245,000
            450,000                78,750      157,500      196,875      236,250      275,625
            500,000                87,500      175,000      218,750      262,500      306,250

     The compensation utilized for determination of benefits under the Pension Plan as summarized in the table above is salary and bonus. Of the individual officers named in the Summary Compensation Table, assuming retirement at age 65, Mr. Garges, Mr. Petzold, Mr. Evans, Mr. Engler, and Mr. Majcher, will have 17, 16, 36, 35 and 28 years of service, respectively.

     The information in the foregoing table does not reflect certain limitations imposed on qualified plans by the Code. Beginning in 1994, the Code prohibits the inclusion of earnings in excess of $150,000 per year (adjusted periodically for cost-of-living increases) in the average earnings used to calculate benefits. The Code also limits the maximum annual pension (currently $120,000, but adjusted annually for cost-of-living increases) that can be payable to each eligible employee. Also, the table of pension amounts does not reflect the effects of operating the pension plan under Alternative II D of Internal Revenue Service Notice 88-131 after June 30, 1989, which limits the pension payable to certain highly compensated employees until the Pension Plan is amended to meet the requirements of the Code.

     NOTE: Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Compensation Committee and the Performance Graph on page 12 shall not be incorporated by reference into any such filings, shall not be deemed proxy solicitation material, shall not be deemed filed with the SEC under the Exchange Act and shall not otherwise be subject to the liabilities of Section 18 of the Exchange Act.

                             COMPENSATION COMMITTEE

     Under the rules established by the SEC, the Compensation Committee (the "Committee") of the Board of Directors of the Company is required to provide certain information about the Committee's compensation policies applicable to the Company's executive officers, including the Named Executive Officers. The Committee has furnished the following report in fulfillment of the SEC's requirement:

                      REPORT OF THE COMPENSATION COMMITTEE

     In general, the policies followed by the Committee in fixing the compensation of the Company's executive officers are designed to:

     -- Attract and retain executive officers who contribute to the long-term success of the Company;

     -- Motivate executive officers to achieve strategic business objectives and reward them for their achievement; and

     -- Compensate executive officers fairly based on their corporate and individual performance and responsibilities.

     The Committee fixes the base salaries of executive officers, including the Named Executive Officers, annually as of July 1. In doing so, the Committee considers: (a) salary survey data for comparable positions secured from independent outside sources, (b) the recommendations of the Chief Executive Officer (except in the case of the Chief Executive Officer's salary), (c) changes in the cost of living indices, (d) length of service, (e) the performance of the executive officer, and (f) any other particular considerations which may be deemed appropriate by the Committee.

     Effective July 1, 1994, the Compensation Committee, on the recommendation of the Chief Executive Officer, approved salary increases of 3% for the Named Executive Officers of the Company, other than the Chief Executive Officer. At the same time, the Committee also approved a salary increase for the Chief Executive Officer of the Company of 3%. The percentage of increase approximated the increase in the cost of living over the previous twelve months and is consistent with the increases granted to other officers and salaried employees in 1994.

     Bonuses are paid annually to the Company's executive officers (other than the Named Executive Officers and certain other officers) pursuant to the provisions of the Incentive Plan, which was adopted by the Committee and the Company's Board of Directors effective July 1, 1991. Under the provisions of the

Incentive Plan, the Committee adopts appropriate profit and individual performance goals and objectives in December of each year for the following year. Awards (bonuses) paid pursuant to the Incentive Plan are based upon the achievement of the goals established for the year. These awards may range from 0% to 22% of the base salary of the participant. The Committee administers the Incentive Plan, approves the participants in the Incentive Plan, and determines the awards under the Incentive Plan annually.

     The Named Executive Officers are not participants in the Incentive Plan. However, the Named Executive Officers are eligible to receive incentive compensation bonuses for each calendar year. The bonuses for the Named Executive Officers other than the Chief Executive Officer are determined in the discretion of the Committee, acting with the advice of the Chief Executive Officer. The determination of the amount of the bonuses for these officers is based upon the following considerations: (a) achievement of corporate profitability objectives as established for the calendar year, (b) the actual amount of the Company's operating profit for the year, (c) achievement of specified objectives related to each executive's area of responsibility, (d) the Chief Executive Officer's subjective evaluation of the executive's performance during the calendar year,
(e) the contribution of the officer to the overall success of the Company for the year, (f) the nature and difficulty of any particular matters with which the officer dealt during the year and the success achieved in dealing with such matters, and (g) an analysis of competitive bonus practices based upon data received from independent outside sources. These factors are applied by the Committee in a discretionary and subjective manner with respect to each Named Executive Officer.

     The compensation of the Chief Executive Officer is governed by the terms of the 1992 Agreement. See "Employment Agreements". Under the terms of the 1992 Agreement, the Committee, which has discretionary authority to set base salary for the Chief Executive Officer above a contractual minimum amount ($300,000), fixes the Chief Executive Officer's base salary annually effective July 1 of each year. In fixing the base salary the Committee takes into account all of the considerations referred to above in fixing base salaries of the other Named Executive Officers, except that it does not have the recommendation of the Chief Executive Officer. As stated above, the Committee approved a 3% increase in the Chief Executive Officer's salary effective July 1, 1994.

     The Company's practice is also to pay an annual bonus to the Chief Executive Officer which is determined in the discretion of the Committee. The Committee takes into account all considerations which it deems appropriate, including the criteria used in determining the other Named Executive Officers' bonuses.

     The Company's net income declined substantially in 1994. In particular, the Company's coal mining subsidiary corporations did not perform well for a variety of reasons. The extreme cold and heavy snowfall experienced in the winter of 1994 affected adversely both the Keystone Coal Mining Corporation and the Helvetia Coal Company. The effects of the lengthy UMWA strike in 1993 delayed the timely start-up of two new mines, the development of new areas in existing mines and the installation of a new portal facility in an existing mine. The tonnage delivered to the Keystone Generating Station also was affected adversely by difficulties with modifications to the cleaning plant, three major roof collapses over the main underground conveyor belts, a storage bin failure and unexpected mechanical design problems with three new continuous haulage systems. In addition, Helvetia Coal Company was unable to achieve anticipated improvements in mining productivity thereby reducing its anticipated operating profits.

     On the more positive side, the Company's management under the leadership of the Chief Executive Officer concluded a new coal supply agreement during 1994 with the owners of the Homer City Generating Station under which the Company's subsidiary, Helvetia Coal Company, will provide an aggregate of 14,000,000 tons of coal to the Homer City Generating Station through the year 2003 and to reach agreement with Helvetia's UMWA employees for an alternate work schedule which should improve efficiency and reduce costs and without which the new Homer City coal supply agreement would not have been possible.

     Work on Mine No. 84 in Washington County, Pennsylvania, which was acquired from Bethlehem Steel Corporation in December 1992, is progressing satisfactorily. The mine is now producing and shipping coal from development sections.

     Each of these factors, as well as the performance during the year of each of the Named Executive Officers and the recommendations of the Chief Executive Officer (for all Named Executive Officers other than himself) were taken into consideration in fixing the amounts of the bonuses paid to the Chief Executive Officer and the other Named Executive Officers. It was the opinion of the Committee that, under the circumstances, the Named Executive Officers, including the Chief Executive Officer, had performed well during 1994. However, in every case, primarily because of the reduced operating profit of the Company, the bonuses paid were significantly less than those paid in 1993. For example, the bonus paid the Chief Executive Officer was reduced from $94,000 (consisting of $75,000 cash and 500 shares of the Company's Common Stock) in 1993 to $54,000 (consisting of $37,000 cash and 500 shares of the Company's Common Stock) for 1994.

     The Committee did not consider the deductibility for federal tax purposes of the compensation paid to the Named Executive Officers and the Chief Executive Officer under the provisions of Section 162(m) of the Code given their current compensation levels. The Committee intends to take the necessary steps to conform the Company's policies with respect to executive compensation in order to comply with the provisions of Section 162(m) if and at such time as the deductibility thereof would be affected by such provisions.

                                                Compensation Committee:

                                                DAVID H. DAVIS, Chairman
                                                COLUMBUS O'D. ISELIN, JR.
                                                JOHN L. SCHRODER, JR.
                                                PETER ISELIN
                                                WILLIAM G. KEGEL
                                                THOMAS M. HYNDMAN, JR.
                                                O'DONNELL ISELIN II

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, including stock dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and a Peer Group Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG ROCHESTER & PITTSBURGH COAL COMPANY, S&P 500 INDEX
                                 AND PEER GROUP

                                  ROCHESTER &
      MEASUREMENT PERIOD          PITTSBURGH      S&P 500 IN-     PEER GROUP
    (FISCAL YEAR COVERED)        COAL COMPANY         DEX            INDEX
1989                                    100.00          100.00          100.00
1990                                    111.00           97.00          115.00
1991                                    106.00          126.00          153.00
1992                                     95.00          136.00          105.00
1993                                    101.00          150.00          108.00
1994                                     94.00          152.00          107.00

Assumes $100 invested on December 31, 1989 in the Company's Common Stock, the S&P 500 Index and a Peer Group Index.

* Calendar year ended December 31

     The Peer Group Index consists of Ashland Coal Company and Westmoreland Coal Company. The cumulative total returns of each company have been weighted according to each company's stock market capitalization as of December 31, 1989, the beginning of the measurement period.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     The following non-employee directors serve on the Compensation Committee of the Company's Board of Directors: Thomas M. Hyndman, Jr., Columbus O'D. Iselin, Jr., David H. Davis, O'Donnell Iselin II, and John L. Schroder, Jr. Committee members, Peter Iselin and O'Donnell Iselin II are beneficial owners of 5% or more of the Company's outstanding Common Stock. Except for Peter Iselin, who has served as Vice President-Finance and Secretary of the Company since 1965, and William G. Kegel, who was President and Chief Executive Officer of the Company from 1979 until 1988 and currently serves as Chairman of the Board and as a consultant to the Company, no member of the Committee is a former or current officer or employee of the Company. Mr. Hyndman is Of Counsel to a law firm which provided legal services to the Company in 1994. Furthermore, no executive officer of the Company serves as a member of a compensation committee of another entity, one of whose executive officers serves on the Compensation Committee of the Company or as a director of the Company, nor does any executive officer of the Company serve as a director of another entity, one of whose executive officers serves on the Compensation Committee of the Company.

                             SELECTION OF AUDITORS

     Unless instructed to the contrary, the proxies solicited by the Board of Directors will be cast for the selection of Ernst & Young LLP, independent public accountants, as the Company's auditors for the year ending December 31, 1995. Ernst & Young LLP has been regularly engaged by the Company for many years for audit of accounts and other purposes for which its customary fees are paid. The Company has been advised by Ernst & Young LLP that none of its members has any financial interest in the Company or its subsidiaries, nor has any of its members had any connection during the past three years with the Company or any of its parents or subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Selection of Ernst & Young LLP, which is recommended by the Board of Directors on the advice of its Audit Committee, will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting. It is not expected that representatives of Ernst & Young LLP will attend the Annual Meeting.

                             SHAREHOLDER PROPOSALS

     Any shareholder who, in accordance with and subject to the provisions of the proxy solicitation rules of the SEC, wishes to submit a proposal for inclusion in the Company's proxy statement for the 1996 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of the Company at the Company's office at 655 Church Street, Indiana, Pennsylvania, 15701 not later than December 4, 1995.

                                 OTHER MATTERS

     The Board of Directors does not intend to present to the Annual Meeting any matters other than the matters referred to in the Notice of Annual Meeting and at this date the Board of Directors does not know of any matter that will be presented by other parties. However, if any other matter shall properly come before the

Annual Meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their judgment.

                                                By Order of the Board of
                                                Directors,

                                                      PETER ISELIN, Secretary

April 3, 1995
--------------------------------------------------------------------------------

SINGLE COPIES OF THE COMPANY'S 1994 ANNUAL REPORT ON SECURITIES AND EXCHANGE COMMISSION FORM 10-K (WITHOUT EXHIBITS) WILL BE PROVIDED WITHOUT CHARGE TO SHAREHOLDERS AFTER MARCH 31, 1995, UPON WRITTEN REQUEST DIRECTED TO THE VICE PRESIDENT & GENERAL COUNSEL, ROCHESTER & PITTSBURGH COAL COMPANY, 655 CHURCH STREET, INDIANA, PENNSYLVANIA, 15701.

                     ROCHESTER & PITTSBURGH COAL COMPANY

P           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
          THE COMPANY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
R

O                            TUESDAY, MAY 2, 1995

X The undersigned hereby appoints L. Blaine Grube, Peter Iselin, William G. Kegel, and Gordon B. Whelpley, Jr., or any of them, proxies of the
Y undersigned with full power of substitution, to vote all shares of Rochester & Pittsburgh Coal Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the principal office of the Company, 655 Church Street, Indiana, Pennsylvania, on Tuesday, May 2, 1995, at 2:00 p.m., local time, and at any adjournment, postponement or continuation thereof, as follows:



    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------

/X/  Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ITEMS PROPOSED BY ROCHESTER & PITTSBURGH COAL COMPANY LISTED BELOW. UNLESS OTHERWISE SPECIFIED THE VOTE REPRESENTED BY THIS PROXY WILL BE CAST FOR ITEMS 1 AND 2.

1. Election of Directors

   FOR all nominees (except as marked to the contrary below) /  /

   WITHHOLD AUTHORITY to vote for all nominees /  /

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), STRIKE A LINE THROUGH THE NOMINEE(S) NAME IN THE LIST BELOW:

Nominees: Columbus O'D. Iselin, Jr.      John L. Schroder, Jr.
          David H. Davis                  Thomas W. Garges, Jr.

2. Selection of Ernst & Young LLP as Independent Auditors of Rochester & Pittsburgh Coal Company for 1995

    FOR         AGAINST        ABSTAIN
   /  /          /  /           /  /

3. In their discretion, open such other matters as may properly come before the meeting and any adjournment, postponement or continuation thereof.

PLEASE SIGN HERE exactly as your name appears on this Proxy. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title. If the signer is a corporation, please sign full corporate name by duly authorized officer.

__________________________________________________________

__________________________________________________________

SIGNATURE(S) _____________________________________________

DATE _____________________________________________________